Ed Murray, WY Secretary of State
FILED: 10/04/2016 11:25 AM
Original ID: 2016-000723902
Amendment ID: 2016-001960444

**ARTICLES OF AMENDMENT I
CERTIFICATE OF DESIGNATI**

As filed with the Wyoming Secretary of State on September 20, 2016

Jonah Meer certifies he is the Chief Executive Officer of BioLabMart Inc., a Wyoming corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Articles of Incorporation, as amended, and Section 17-16-602 of the Wyoming General Corporation Law, the Board of Directors of the Corporation duly adopted the following Certificate of Designation to the Articles of Incorporation on August 22, 2016, without the necessity of stockholder action, and that none of the Series A Preferred Stock has been issued to date:

1. Creation of Series A Preferred Stock. There is hereby created a series of preferred stock consisting of 10,000 shares and designated as the Series A Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. No shares of Series A Preferred Stock may be issued in fractions of less than one (1) whole share.

2. Dividend Provisions. The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Preferred Stock had been converted into common stock as provided in Section 5 below at the Conversion Rate. Each share of Series A Preferred Stock shall rank on a parity with each other share of Series A Preferred Stock with respect to dividends and all other matters.

3. Redemption Provisions. The Series A Preferred Stock is redeemable at the option of the Corporation at any time, in whole or in part, at a price of $1.00 per share plus 4% per annum thereupon from the date of issuance (the "Stated Value"). If the Corporation exercises its right to redeem the Series A Preferred Stock, it shall provide each holder thereof with no less than ten (10) trading days' notice prior to the redemption.

4. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall be entitled to a preferential amount equal to the Stated Value, prior to the holders of any other series of preferred stock and the common stock. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and in such instance the Series A Preferred Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Wyoming Business Corporation Act and (iii) the rights contained in other Sections hereof.

5. Conversion Provisions. The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) **Right to Convert**.

(1) At the option of the holder of a share of Series A Preferred Stock each_share_of Series_A_Preferred_Stock_shall be converted on the Conversion Date into a number of shares of common stock of the Company at the initial conversion rate (the "Conversion Rate") defined below:

The initial Conversion Rate, subject to the adjustments described below, shall be the Stated Value as of the date of conversion divided by the Market Price. The Market Price for purposes of this Section 5 shall be equal to the average closing sales price of the Common Stock over the 5 previous trading days.

Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's transfer agent. The date on which conversion may be made shall be referred to as the "Conversion Date."

(b) **Adjustments to Conversion Rate**.

(1) **Reclassification, Exchange and Substitution**. If the common stock issuable on conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Preferred Stock immediately before that change.

(2) **Reorganizations, Mergers, Consolidations or Sale of Assets**. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Con- version Rate then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c) **No Impairment**. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(d) **Certificate as to Adjustments**. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Preferred Stock, the

Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or re-ad- justment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

(e) **Notices of Record Date.** In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

`(f) **Reservation of Stock Issuable Upon Conversion**. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

(g) **Notices**. Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

6. Voting Provisions. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series of Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to notice of any resolution or shareholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, with respect to any question upon which holders of Common Stock and/or any other series of Preferred Stock have the right to vote. For so long as the Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Class A Preferred Stock being entitled to sixty-six and two-thirds percent (66 2/3%) of the total votes on all such matters, regardless of the actual number of shares of Class A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining thirty-three and one-third (33 1/3%) of the total votes based on their respective voting power.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment for the Series A Preferred Stock to be duly executed as of this 20th day of September, 2016.

Jonah Meer, Chief Executive Officer